Exhibit 10.3

CARRIER ACCESS CORPORATION

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between David Whalen (“Executive”) and Carrier Access Corporation (the “Company”), effective as of July 31, 2007 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain benefits upon a Change of Control and with certain severance benefits upon Executive’s termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 8 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement is effective as of the Effective Date and will remain in effect through the third anniversary of the Effective Date, except in the event of a Change of Control during such term, in which case this Agreement will remain in effect through, and automatically terminate upon, the completion of all payments under the terms of this Agreement (the “Agreement Term”). No severance benefits will be paid under this Agreement with respect to any termination of employment effective after the date of the Agreement’s termination.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”). If Executive’s employment terminates for any reason, including (without limitation) any termination in Connection with a Change of Control (as defined herein), Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any: (i) unpaid base salary accrued up to the effective date of termination, (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his or her termination of employment, (iii) pay for accrued but unused vacation, (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (v) unreimbursed business expenses required to be reimbursed to Executive, and (vi) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or if Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 4.

4. Severance Benefits.

(a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause (as defined herein) or if Executive resigns for Good Reason (as defined herein), and such termination is not in Connection with a Change of Control, then, subject to Section 5, Executive will receive: (i) a lump sum payment equal to six (6) months of the Executive’s annual base salary for the year in which the termination occurs (less applicable tax withholdings), such amount to be paid within ten (10) calendar days after the separation agreement and release agreement required under Section 5 becomes effective, and (ii) with respect to Executive’s then outstanding unvested equity awards, accelerated vesting as to that number of shares of Company common stock that would have vested prior to the date of Executive’s termination had the awards been subject to a monthly vesting schedule (with monthly vesting of a pro rata portion occurring on the same day of the month as the applicable grant date or, if there is no corresponding day, on the last day of the month); provided, however, that Executive will not be entitled to accelerated vesting with respect to any equity award subject to performance criteria that has not been achieved (as determined in accordance with the applicable equity award agreement) prior to Executive’s termination, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) six (6) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is in Connection with a Change of Control, then, subject to Section 5, Executive will receive: (i) a lump sum payment equal to six (6) months of the Executive’s annual base salary for the year in which the termination occurs (less applicable tax withholdings), such amount to be paid within ten (10) calendar days after the separation agreement and release agreement required under Section 5 becomes effective, (ii) full vesting and deemed achievement at target levels of all performance criteria with respect to Executive’s then outstanding unvested equity awards, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) six (6) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(c) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (except upon a termination for Good Reason) or (ii) for Cause by the Company (or any parent or subsidiary of the Company), then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability (as defined herein), or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 4. The parties understand and acknowledge that this Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits as a result of the termination of his or her employment and supersedes and replaces Executive’s entitlement to severance payments and benefits pursuant to the Employment Offer Letter dated December 13, 2006 by and between Executive and the Company.

(f) Section 409A.

(i) Distributions. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and the payment of any portion of the severance payments under this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), will result in the imposition of additional tax under Section 409A if paid to Executive on or within the six (6) month period following Executive’s termination, then the portion of the Deferred Compensation Separation Benefits that would cause the imposition of additional tax under Section 409A will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) Amendment. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

5. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company. No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive agreeing that during the Agreement Term and Continuance Period, Executive will not, without the prior consent of the Company (i) solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engage in any business or activity in the same geographical market where a substantially similar business activity is being carried on by the Company, any subsidiary of the Company, or any business in which the Company (or any subsidiary of the Company) has a material business (“Company Business”), including, but not limited to, representing or providing consulting services to any person or entity that is engaged in competition with a Company Business or that takes a position adverse to a Company Business, However, Executive’s ownership as a stockholder of an immaterial interest in a competing business which is publicly held will not constitute a breach of this Section 5(b).

For purposes of this provision, a company or entity shall be considered to be competitive to the Company Business if any portion of its business, divisions, or product groups is engaged in or has taken concrete steps toward engaging in the business of providing development, sales, manufacturing services, software or installation and services for data networking, transport and backhaul products for communications service providers for use in wireline or wireless networks, either as being carried on or developed by the Company or its affiliates as of the date of the Executive’s termination and during the Continuance Period. For the purposes of this paragraph, and to eliminate any uncertainty, it is further specifically agreed that the following entities shall be considered as being competitive with the Company Business, without limitation: small independent system integrators that engage or participate in a competitive business with the Company Business; private and public companies that engage or participate in a competitive business with the Company Business, including but not limited to, Adtran, Inc., Audiocodes, Cisco Systems, Inc., Eastern Research, Inc., Lucent Technologies, Inc., Natural Microsystems, RAD, Sycamore Networks, Telco Systems, Inc., Tellabs, Inc., Zhone Technologies, Inc. (or any of their subsidiaries or affiliates controlled by or under common control with the respective entity or any business, division, or product group thereof); and such other companies or entities as identified in the Company’s SEC 1OQ and 10K filings as being competitive with the Company Business during the Executive’s employment and within the Continuance Period.

(c) Nondisparagement. During the Agreement Term and Continuance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(d) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Company’s standard form of confidential information, intellectual property, non-competition and non-solicitation agreement and the provisions of this Section 5.

6. No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment

7. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4(b) will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” is defined as, (i) Executive’s conviction of, or plea of nolo contendere to, a felony, (ii) Executive’s intentional misconduct with regards to the duties and responsibilities of his or her position, (iii) Executive’s material failure to perform the duties and responsibilities of his or her position, (iv) Executive’s improper disclosure of any confidential information of the Company, (v) any act of material fraud or dishonesty performed by Executive against the Company, (vi) any material violation of any Company policy or agreement, or (vii) Executive’s failure to cooperate with the Company in any investigation or formal proceeding authorized by the Board or any governmental or self-regulatory entity.

(b) Change of Control. “Change of Control” of the Company is defined as:

(i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders accept.

(c) Continuance Period. “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date that is twelve (12) months following the date of the termination of Executive’s employment.

(d) Disability. “Disability” will mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(e) Good Reason. “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the Executive’s consent: (i) a material diminution of Executive’s authority, duties, or responsibilities, relative to Executive’s authority, duties, or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction of authority, duties, or responsibilities that occurs solely as a necessary and direct consequence of the Company undergoing a Change of Control and being made part of a larger entity will not be considered material (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the Company (or the business unit comprising the Company) following a Change of Control even though he or she is not made the Chief Financial Officer of the acquiring corporation; in contrast, if, for example, the Chief Financial Officer is reassigned to a clerical or payroll position following a Change of Control, such reassignment would not be a necessary and direct consequence of the Company being made a part of a larger entity and therefore would constitute a material reduction), (ii) a material diminution by the Company in the base salary of Executive as in effect immediately prior to such reduction, other than pursuant to a reduction that also is applied to substantially all other employees of the Company, (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location, or (iv) the failure of the Company to obtain the assumption of this Agreement by any successor; provided, however, that Executive must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

(f) In Connection with a Change of Control. A termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within two (2) months prior or six (6) months following a Change of Control.

9. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

11. Miscellaneous Provisions.

(a) Arbitration. The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Boulder County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration will be awarded its reasonable attorney fees and costs. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the agreements incorporated herein by reference.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any Employment Agreement (to the extent not otherwise superseded herein) and any equity award agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. With respect to equity awards granted on or after the date hereof, the acceleration of vesting provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Colorado (with the exception of its conflict of laws provisions).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	CARRIER ACCESS CORPORATION

By:
	Title:	Chairman of the Compensation Committee Board of Directors Carrier Access Corporation

EXECUTIVE	By:
	Title:	Executive Vice President of Global Sales and Professional Services